As filed with the Securities and Exchange Commission on May 22, 2007

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_________________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_________________________________________

CABELA’S INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-0486586
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

One Cabela Drive
Sidney, Nebraska 69160
(Address of Principal Executive Offices)
_________________________________________

Cabela’s Incorporated 2004 Stock Plan
(as amended and restated effective May 15, 2007)
(Full Title of the Plan)

_________________________________________

Dennis Highby
President and Chief Executive Officer
Cabela’s Incorporated
One Cabela Drive
Sidney, Nebraska 69160
(Name and Address of Agent For Service)

(308) 254-5505
(Telephone Number, Including Area Code, of Agent for Service)

_________________________________________

With copies to:

Michael M. Hupp, Esq.
Matthew D. Maser, Esq.
Koley Jessen P.C., A Limited Liability Organization 1125 South 103rd Street, Suite 800 Omaha, Nebraska 68124 (402) 390-9500

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee

Class A Common Stock, par value $0.01 per share	1,017,566	$22.37	$22,762,951	$698.82
Class A Common Stock, par value $0.01 per share	2,482,434	$22.33	$55,432,751	$1,701.79
Total Class A Common Stock, par value $0.01 per share	3,500,000	-	$78,195,702	$2,400.61

(1)
Pursuant to General Instruction E of Form S-8, this Registration Statement covers the registration of an additional 3,500,000 shares of Class A Common Stock issuable under the Cabela’s Incorporated 2004 Stock Plan (as amended and restated effective May 15, 2007) (the “Plan”). 2,752,500 shares under the Plan were previously registered pursuant to Registration No. 333-116864. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares that may become issuable under the Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding Class A Common Stock.

(2)
Calculated pursuant to Rule 457(c) and (h) of the Securities Act on the basis of $22.37 per share, which is the exercise price per share for outstanding options to purchase shares being registered by this Registration Statement, and $22.33 per share, which was the average of the high and low prices of the Class A Common Stock as quoted on the New York Stock Exchange on May 17, 2007.

EXPLANATORY NOTE

     This Registration Statement on Form S-8 is being filed pursuant to General Instruction E to register 3,500,000 additional shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”) of Cabela’s Incorporated (the “Company”), which have been reserved for issuance under the Cabela’s Incorporated 2004 Stock Plan (as amended and restated effective May 15, 2007) (the “Plan”). On May 15, 2007, the stockholders of the Company approved amendments to the Plan that increased the shares authorized under the Plan from 2,752,500 to 6,252,500.

A total of 2,752,500 shares of Class A Common Stock under the Plan were previously registered on a Registration Statement on Form S-8 (Registration No. 333-116864, filed on June 25, 2004), which is currently effective and hereby incorporated by reference.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5. Interests of Named Experts and Counsel.

Certain members of Koley Jessen P.C., A Limited Liability Organization, own an aggregate of approximately 49,745 shares of Class A Common Stock of the Company and options to purchase 7,340 shares of Class A Common Stock of the Company.

Item 8. Exhibits.

Exhibit No.	Description

4.1
Cabela’s Incorporated 2004 Stock Plan (as amended and restated effective May 15, 2007) (incorporated by reference from Exhibit 10 of the Company’s Current Report on Form 8-K, filed on May 21, 2007, File No. 001-32227)

4.2
Certificate of Amendment of Amended and Restated Certificate of Incorporation of Cabela’s Incorporated (incorporated by reference from Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed on May 15, 2006, File No. 001-32227)

4.3	Amended and Restated Bylaws of Cabela’s Incorporated (incorporated by reference from Exhibit 3.2 of the Company’s Current Report on Form 8-K, filed on May 15, 2006, File No. 001-32227)

5.1	Opinion of Koley Jessen P.C., A Limited Liability Organization

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Koley Jessen P.C., A Limited Liability Organization (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page)

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sidney, State of Nebraska, on May 22, 2007.

CABELA’S INCORPORATED

By:	/s/ Ralph W. Castner
Ralph W. Castner Vice President and Chief Financial Officer

    Each person whose signature appears below constitutes and appoints Dennis Highby and Ralph W. Castner his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Dennis Highby	President, Chief Executive Officer and Director (Principal Executive Officer)	May 22, 2007
Dennis Highby

/s/ Ralph W. Castner	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 22, 2007
Ralph W. Castner

/s/ Richard N. Cabela	Chairman of the Board and Director	May 22, 2007
Richard N. Cabela

/s/ James W. Cabela	Vice Chairman of the Board and Director	May 22, 2007
James W. Cabela

/s/ Theodore M. Armstrong	Director	May 22, 2007
Theodore M. Armstrong

/s/ John Gottschalk	Director	May 22, 2007
John Gottschalk

/s/ Reuben Mark	Director	May 22, 2007
Reuben Mark

/s/ Michael R. McCarthy	Director	May 22, 2007
Michael R. McCarthy

/s/ Stephen P. Murray	Director	May 22, 2007
Stephen P. Murray

EXHIBIT INDEX

Exhibit No.	Description

4.1
Cabela’s Incorporated 2004 Stock Plan (as amended and restated effective May 15, 2007) (incorporated by reference from Exhibit 10 of the Company’s Current Report on Form 8-K, filed on May 21, 2007, File No. 001-32227)

4.2
Certificate of Amendment of Amended and Restated Certificate of Incorporation of Cabela’s Incorporated (incorporated by reference from Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed on May 15, 2006, File No. 001-32227)

4.3	Amended and Restated Bylaws of Cabela’s Incorporated (incorporated by reference from Exhibit 3.2 of the Company’s Current Report on Form 8-K, filed on May 15, 2006, File No. 001-32227)

5.1	Opinion of Koley Jessen P.C., A Limited Liability Organization

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Koley Jessen P.C., A Limited Liability Organization (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page)